EXHIBIT 10.5

                          CERTIFICATE OF DESIGNATION OF
                  CLASS A PREFERRED SUPER MAJORITY VOTING STOCK

                                       OF

                             SAFE LANE SYSTEMS, INC.
                              COLORADO CORPORATION

It is hereby certified that:

         1. The name of the Company (hereinafter called the "Company") is SAFE LANE SYSTEMS, INC., a Colorado corporation.

         2. The Certificate of Incorporation of the Company authorizes the issuance of up to Ten Million (10,000,000) shares of Preferred Stock, $0.0001 par value per share (herein, "Preferred Stock" or "Preferred Shares"), and expressly vests in the Board of Directors of the Company the authority provided therein to issue any or all of the Preferred Shares in one (1) or more series or classes and by resolution or resolutions to establish the designation and number and to fix the relative rights and preferences of each series to be issued.

         3. The Board of Directors of the Company, pursuant to the authority expressly vested in it as aforesaid, has adopted the following resolutions creating a Class A issue of Preferred Stock:

         RESOLVED, Ten Million (10,000,000) of the Ten Million (10,000,000) authorized shares of Preferred Stock of the Company shall be designated Class A Preferred Super Majority Voting Stock, $0.0001 par value per share, and shall possess the rights and preferences set forth below:

         SECTION 1. DESIGNATION AND AMOUNT. The shares of the series of Preferred Stock hereby and herein created shall have no par value per share and shall be designated as Class A Preferred Super Majority Voting Stock (the "Class A Preferred Super Majority Voting Stock") and the number of shares constituting the Class A Preferred Super Majority Voting Stock shall be Ten Million (10,000,000). The Class A Preferred Super Majority Voting Stock shall have a deemed purchase price and value of par value ($.0001) U.S. per share.

         SECTION 2. RANK. The Class A Preferred Super Majority Voting Stock shall rank: (i) senior to any other class or series of outstanding Preferred Shares or series of capital stock of the Company, except Class A Preferred; (ii) prior to all of the Company's Common Stock, ("Common Stock"); and (iii) prior to any other class or series of capital stock of the Company hereafter created "Junior Securities"); and in each case as to distributions of assets upon liquidation,  dissolution  or winding up of the  Company,  whether  voluntary or involuntary (all such distributions being referred to collectively as "Distributions").

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         SECTION 3. DIVIDENDS. The Class A Preferred Super Majority Voting Stock
shall bear no dividends, except that in the event dividends.

         SECTION 4. LIQUIDATION / MERGER PREFERENCE.

         (a) So long as a majority of the shares of Class A Preferred authorized are outstanding, the Company will not, without the written consent of the holders of at least 51% of the Company's outstanding Class A Preferred, either directly or by amendment, merger, consolidation, or otherwise:

                  (i) liquidate, dissolve or wind-up the affairs of the Company, or effect any Liquidation Event; (ii) amend, alter, or repeal any provision of the Certificate of Incorporation or Bylaws in a manner adverse to the Class A Preferred (iii) create or authorize the creation of, or issue any other security convertible into or exercisable for, any equity security, having rights, preferences or privileges senior to the Class A Preferred, or (iv) purchase or redeem or pay any dividend on any capital stock prior to the Class A Preferred, other than stock repurchased from former employees or consultants in connection with the cessation of their employment/services [director right tied to preferred; two seats out of five; one must be independent].

         (b) In the event of any liquidation, merger, dissolution or winding up of the Company, either voluntary or involuntary, the holders of shares of Class A Preferred Super Majority Voting Stock (each a "Holder" and collectively the "Holders") shall be entitled to receive, prior in preference to any distribution to Junior Securities, an amount per share equal to $.01 plus any allocable and due dividends per share.

         (c) Upon the completion of the distribution required by subsections 4(b) and 4(b), above, if assets remain in the Company, they shall be distributed to holders of Junior Securities in accordance with the Company's Certificate of Incorporation including any duly adopted Certificate(s) of Designation.

         (d) In the event of any liquidation, dissolution or winding up of the Company, the proceeds shall be paid after the payments to any outstanding junior classes of preferred shareholders. The balance of any proceeds shall be distributed to holders of Common Stock and to the Class A Preferred shareholders on an as converted basis.

         (e) A merger or consolidation (other than one in which stockholders of the Company own a majority power of the outstanding shares of the surviving or acquiring corporation) and a sale, lease, transfer or other disposition of all or substantially all of the assets of the Company will be treated as a liquidation event thereby triggering payment of the liquidation preferences described in subsections 4(a), 4(b) and 4(c).

         SECTION 5. REDEMPTION BY COMPANY. At any time after 1 years from date hereof the Company may, at its sole discretion redeem all or any portion of the

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Class A Preferred Super Majority Voting Stock by paying in cash by wire transfer of US $.01 per share, and the Holder shall surrender all redeemed Class A Preferred Certificates to the Company for cancellation.

         SECTION 6. VOTING RIGHTS. The record Holders of the Class A Preferred Super Majority Voting Stock shall have the right to vote on any matter with holders of Common Stock and may vote as required on any action, which Colorado law provides may or must be approved by vote or consent of the holders of the specific series of voting preferred shares and the holders of common shares. The Record Holders of the Class A Preferred Shares shall have that number of votes equal to that number of common shares which is not less than 60% of the vote required to approve any action, which Colorado law provides may or must be approved by vote or consent of the holders of other series of voting preferred shares and the holders of common shares or the holders of other securities entitled to vote, if any.

         The Record Holders of the Class A Preferred Shares shall be entitled to the same notice of any Regular or Special Meeting of the Shareholders as may or shall be given to holders of any other series of preferred shares and the holders of common shares entitled to vote at such meetings. No corporate actions requiring majority shareholder approval or consent may be submitted to a vote of preferred and common shareholders which in any way precludes the Class A Preferred Stock from exercising its voting or consent rights as though it is or was a common shareholder.

         For purposes of determining a quorum for any Regular or Special Meeting of the Shareholders, the Class A Preferred Shares shall be included and shall be deemed as the equivalent of 60% of the aggregate of all common shares and Preferred Shares having voting rights on the issues, represented at and entitled to vote at such meetings.

Signed on September 30, 2013

                                        SAFE LANE SYSTEMS, INC.




                                        By: /s/ Paul Dickman
                                            ----------------------------------
                                            Paul Dickman,
                                            Chief Executive Officer


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